Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly-owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2022 and 2021

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2022 and 2021

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 19, 2023

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of December 31,
	2022	2021
Assets
Investments, at fair value:
Fixed-maturity securities, available-for-sale, net of allowance for credit loss of $642 and $6 (amortized cost of $1,252,342 and $1,228,522)	$1,163,596	$1,310,942
Short-term investments	100,804	28,371
Total investments	1,264,400	1,339,313
Cash	2,522	1,017
Loan receivable from affiliate	20,000	20,000
Premiums receivable, net of commissions payable	245,982	257,335
Deferred acquisition costs	240,292	239,161
Salvage and subrogation recoverable	29,317	88,953
Assumed funds held from affiliates	65,352	92,920
Receivable from ceding companies	64,610	2,133
Other assets (includes $125 and $368, at fair value)	34,942	23,831
Total assets	$1,967,417	$2,064,663

Liabilities
Unearned premium reserve	$795,506	$806,294
Loss and loss adjustment expense reserve	243,461	261,086
Other liabilities (includes $29,780 and $28,978, at fair value)	90,730	52,530
Total liabilities	1,129,697	1,119,910

Commitments and contingencies (Note 12)

Shareholder’s equity
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2022 and 2021)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2022 and 2021)	1,378	1,378
Additional paid-in capital	856,604	856,604
Retained earnings	61,110	9,325
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $(6,732) and $4,980	(81,372)	77,446
Total shareholder’s equity	837,720	944,753
Total liabilities and shareholder’s equity	$1,967,417	$2,064,663
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2022	2021
Revenues
Net earned premiums	$85,404	$97,058
Net investment income	44,663	44,890
Net realized investment gains (losses)	(1,006)	954
Fair value gains (losses) on credit derivatives	(2,153)	(8,557)
Foreign exchange gains (losses) on remeasurement	(13,482)	(3,799)
Change in assumed funds held with affiliates	(17,324)	5,747
Other income (loss)	3,589	3,861
Total revenues	99,691	140,154

Expenses
Loss and loss adjustment expenses (benefit)	2,989	(28,442)
Amortization of deferred acquisition costs	25,015	28,289
Employee compensation and benefit expenses	11,295	11,968
Other operating expenses	6,256	5,880
Total expenses	45,555	17,695

Income (loss) before income taxes	54,136	122,459

Provision (benefit) for income taxes
Current	$2,920	$773
Deferred	(569)	395
Total provision (benefit) for income taxes	2,351	1,168

Net income (loss)	$51,785	$121,291

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2022	2021
Net income (loss)	$51,785	$121,291

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $(10,832) and $(2,687)	(154,459)	(53,394)
Investments with credit impairment, net of tax provision (benefit) of $(880) and $-	(4,359)	(10)
Other comprehensive income (loss)	(158,818)	(53,404)

Comprehensive income (loss)	$(107,033)	$67,887

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2022 and 2021

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
As of December 31, 2020	$—	$1,378	$856,604	$37,896	$130,850	$1,026,728
Net income	—	—	—	121,291	—	121,291
Dividends	—	—	—	(149,862)	—	(149,862)
Other comprehensive loss	—	—	—	—	(53,404)	(53,404)
As of December 31, 2021	—	1,378	856,604	9,325	77,446	944,753
Net income	—	—	—	51,785	—	51,785
Other comprehensive loss	—	—	—	—	(158,818)	(158,818)
As of December 31, 2022	$—	$1,378	$856,604	$61,110	$(81,372)	$837,720

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$51,785	$121,291
Change in premiums receivable, net of premiums and commissions payable	11,368	(2,307)
Change in assumed funds held	27,568	(57,870)
Change in unearned premium reserve	(10,788)	(17,302)
Change in loss and loss adjustment expense reserve, net	14,951	(5,303)
Change in credit derivatives assets and liabilities, net	1,045	10,297
Other	4,666	2,090
Net cash flows provided by (used in) operating activities	100,595	50,896

Cash flows from investing activities:
Fixed-maturity securities, available-for-sale:
Purchases	(105,597)	(226,957)
Sales	19,235	51,613
Maturities	59,689	129,625
Short-term investments with original maturities of over three months:
Maturities	—	6,665
Net sales (purchases) of short-term investments with original maturities of less than three months	(72,433)	81,536
Proceeds from repayment of loan to affiliate	—	10,000
Other	(1)	—
Net cash flows provided by (used in) investing activities	(99,107)	52,482

Cash flows from financing activities:
Dividends paid	—	(103,800)
Net cash flows provided by (used in) financing activities	—	(103,800)

Effect of foreign exchange rate changes	17	(77)
Increase (decrease) in cash	1,505	(499)
Cash at beginning of period	1,017	1,516
Cash at end of period	$2,522	$1,017

Supplemental cash flow information
Income taxes paid (received)	$2,339	$600

Supplemental disclosure of non-cash investing and financing activities:
Dividends paid in the form of fixed-maturity securities and accrued interest	—	$(46,054)
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements
1.    Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets, as well as asset management services.

AG Re is incorporated with limited liability under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York company. AGRO maintains certified reinsurer status by the Missouri Department of Insurance.

AG Re and AGRO write business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of insurance and reinsurance.

AG Re underwrites financial guaranty reinsurance. Financial guaranty insurance protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (collectively, debt service), the insurer is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties.

    AGRO also guarantees specialty business with risk profiles similar to those of its structured finance exposures written in financial guaranty form. Specialty business includes insurance and reinsurance on life insurance transactions and aircraft residual value insurance (RVI) transactions, and other guaranties. The Company’s specialty business offerings include life reserve financing, and risk based capital and regulatory capital relief.

The Company’s affiliates, Assured Guaranty Corp. (AGC), Assured Guaranty Municipal Corp. (AGM), Assured Guaranty UK Limited (AGUK) and Assured Guaranty (Europe) SA (AGE, and together with AGC, AGM and AGUK, the affiliated ceding companies), account for all of the new financial guaranty assumed reinsurance business.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Significant Accounting Policies

    The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statements of operations.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
    The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 11, Related Party Transactions, for additional information.

    Other accounting policies are included in the following notes to the consolidated financial statements.

Note Name	Note Number
Expected loss to be paid (recovered)	Note 3
Contracts accounted for as insurance	Note 4
Contracts accounted for as credit derivatives	Note 5
Reinsurance	Note 6
Investments and cash	Note 7
Fair value measurement	Note 8
Income taxes	Note 9
Loan receivable from affiliate	Note 11
Commitments and contingencies	Note 12

Recent Accounting Standards Adopted

Reference Rate Reform

    In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, to clarify the scope of relief related to ASU 2020-04. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, to extend the aforementioned temporary optional expedients and exceptions from December 31, 2022 to December 31, 2024. These ASUs became effective upon their issuance and may be applied for contract modifications that occur from March 12, 2020 through December 31, 2024 (the Reference Rate Transition Period).

The Company adopted the optional relief afforded by ASUs in the third quarter of 2021 on a prospective basis, and the guidance will be followed until the optional relief terminates on December 31, 2024. The Company has identified insurance contracts, derivatives and other financial instruments that are directly or indirectly influenced by LIBOR and will be applying the accounting relief as relevant contract modifications are made during the Reference Rate Transition Period. There was no impact to the Company’s consolidated financial statements upon the initial adoption of these ASUs.

Recent Accounting Standards Not Yet Adopted

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.  The amendments in this ASU:

•improve the timeliness of recognizing changes in the liability for future policy benefits and modify the rate used to discount future cash flows,
•simplify and improve the accounting for certain market-based options or guaranties associated with deposit (or account balance) contracts,
•simplify the amortization of deferred acquisition costs (DAC), and
•improve the effectiveness of the required disclosures.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
    In November 2020, the FASB deferred the effective date of this ASU to January 1, 2023 with early adoption permitted.

This ASU does not affect the Company’s financial guaranty insurance contracts. The Company assessed the impact for certain specialty (non-financial guaranty) insurance contracts and determined that there will be no impact to the Company’s consolidated financial statements upon the adoption of this ASU on January 1, 2023.

2.    Outstanding Exposure

The Company’s outstanding exposure consists primarily of reinsurance of financial guaranty contracts written in insurance form. The Company also reinsures some financial guaranty contracts that are in credit derivative form, primarily credit default swaps (CDS). The Company last reinsured financial guaranty contracts in CDS form in 2009. Whether written directly or assumed, the Company considers credit derivative contracts to be financial guaranty contracts. The Company also writes specialty business that is consistent with its risk profile and benefits from its financial guaranty underwriting experience.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across sector and geography and, in the structured finance portfolio, generally requiring subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

Public finance obligations assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance obligations similar obligations issued by U.S. and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company’s specialty business not executed in financial guaranty form have risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company’s indirect parent, AGL, which includes members of Assured Guaranty’s senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing insurance credit, market and liquidity risk for Assured Guaranty. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty’s direct and assumed insurance business. It implements specific insurance underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL’s insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions must be approved by this committee.

Separate from AGL’s Portfolio Risk Management Committee, the Company has its own risk management, credit and reserve committees. The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at regular, periodic meetings. The Company’s risk management committee reviews and may revise internal ratings assigned to the insured transactions and reviews sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the Company’s insured portfolio are assigned internal credit ratings by the relevant Company underwriting committee at the transaction’s inception, which credit ratings are updated by the risk management committee based on changes in transaction credit quality. The Company’s reserve committee reviews the reserve methodology for each major asset class or significant BIG transaction, as well as loss projection scenarios and the probability weights assigned to those scenarios. The reserve committee also establishes reserves for AGRO, taking into consideration the supporting information provided by surveillance personnel and subject to approval by the board of directors. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
liable for the Company's assumed obligations. The Company’s ceding companies, including the Company’s affiliates AGM, AGC, AGUK and AGE also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiations with transaction participants and, when necessary, manage any litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company’s internal credit ratings focus on future performance rather than lifetime performance.

The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as being the higher of AA or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company’s insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to one of the three BIG surveillance categories described below based upon whether a future loss is expected and whether a claim has been paid. The Company uses the pre-tax investment portfolio book yields to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG surveillance categories are:

•    BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•    BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•    BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The emergence and continuation of COVID-19 and reactions to it, including various intermittent closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. The ultimate size, depth, course and duration of the pandemic, and the effectiveness, acceptance, and distribution of vaccines and therapeutics for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Due to the nature of the Company’s business, COVID-19 and its global impact, directly and indirectly affected certain sectors in the insured portfolio.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Shortly after the pandemic reached the U.S. through early 2021 the Company’s surveillance department conducted supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various intermittent closures and capacity and travel restrictions or an economic downturn. Given the significant federal funding to state and local governments in 2021 and the performance it observed, the Company’s surveillance department has reduced these supplemental procedures. However, the Company is still monitoring those sectors it identified as most at risk for any developments related to COVID-19. The Company has paid only relatively small insurance claims it believes are due at least in part to credit stress arising specifically from COVID-19, and has already received reimbursement for most of those claims.

Financial Guaranty Exposure

    The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

    In its financial guaranty reinsurance business, the Company typically reinsures the ceding companies’ guaranties of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date. Foreign denominated par outstanding is translated at the spot rate at the end of the reporting period.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company’s public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company’s expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

     The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates and assumptions for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Debt Service and Par Outstanding

	As of December 31, 2022		As of December 31, 2021
	Gross	Net	Gross	Net
	(in thousands)
Debt Service
Public finance	$83,721,256	$83,721,256	$86,906,242	$86,906,242
Structured finance	3,778,801	3,778,801	3,432,185	3,427,185
Total financial guaranty	$87,500,057	$87,500,057	$90,338,427	$90,333,427

Par Outstanding
Public finance	$52,956,953	$52,956,953	$56,378,776	$56,378,776
Structured finance	3,644,285	3,644,285	3,371,440	3,366,440
Total financial guaranty	$56,601,238	$56,601,238	$59,750,216	$59,745,216

Financial Guaranty
Net Debt Service Outstanding (1)

	As of December 31, 2022			As of December 31, 2021
	AG Re	AGRO	Total	AG Re	AGRO	Total
	(in thousands)
Public finance	$83,451,242	$270,014	$83,721,256	$86,747,275	$158,967	$86,906,242
Structured finance	3,778,801	—	3,778,801	3,427,185	—	3,427,185
Total financial guaranty	$87,230,043	$270,014	$87,500,057	$90,174,460	$158,967	$90,333,427

 ____________________
(1)    Under U.S. single risk limit calculations, $80,507.9 million and $83,439.7 million as of December 31, 2022 and December 31, 2021, respectively, of AG Re’s net debt service outstanding relates to exposures that would comply with the single risk limitations in the U.S.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2022

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$51,002	0.1%	$614,233	6.2%	$63,478	1.8%	$46,497	44.0%	$775,210	1.4%
AA	3,643,187	8.5	838,196	8.5	2,558,655	72.3	2,022	1.9	7,042,060	12.4
A	23,924,639	55.5	1,191,659	12.1	433,940	12.2	43,795	41.5	25,594,033	45.2
BBB	14,549,106	33.7	7,168,564	72.8	76,612	2.2	8,166	7.7	21,802,448	38.5
BIG	940,432	2.2	35,935	0.4	405,992	11.5	5,128	4.9	1,387,487	2.5
Total net par outstanding	$43,108,366	100.0%	$9,848,587	100.0%	$3,538,677	100.0%	$105,608	100.0%	$56,601,238	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio by Internal Rating
As of December 31, 2021

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in thousands)
AAA	$62,559	0.1%	$756,279	6.7%	$57,718	1.8%	$45,475	53.8%	$922,031	1.5%
AA	3,797,183	8.4	942,942	8.4	2,435,459	74.2	6,794	8.0	7,182,378	12.0
A	25,091,707	55.6	1,212,317	10.8	261,339	8.0	3,379	4.0	26,568,742	44.5
BBB	14,818,042	32.8	8,269,593	73.6	102,212	3.0	21,419	25.3	23,211,266	38.9
BIG	1,373,962	3.1	54,192	0.5	425,114	13.0	7,531	8.9	1,860,799	3.1
Total net par outstanding	$45,143,453	100.0%	$11,235,323	100.0%	$3,281,842	100.0%	$84,598	100.0%	$59,745,216	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Net Par Outstanding by Sector

	As of December 31,
Sector	2022	2021
	(in thousands)
Public finance:
U.S. public finance:
General obligation	$18,401,313	$19,757,434
Tax backed	8,292,446	9,099,138
Municipal utilities	5,915,708	6,075,904
Transportation	4,099,239	3,866,244
Infrastructure finance	1,942,678	1,865,673
Healthcare	1,912,163	1,713,765
Higher education	1,814,999	1,892,805
Investor-owned utilities	189,697	283,698
Housing revenue	189,588	195,931
Renewable energy	52,558	57,389
Other public finance	297,977	335,472
Total U.S. public finance	43,108,366	45,143,453
Non-U.S. public finance:
Regulated utilities	5,475,871	5,528,476
Infrastructure finance	2,262,585	3,262,723
Sovereign and sub-sovereign	1,156,162	1,308,358
Pooled infrastructure	540,258	685,912
Renewable energy	413,711	449,854
Total non-U.S. public finance	9,848,587	11,235,323
Total public finance	$52,956,953	$56,378,776
Structured finance:
U.S. structured finance:
Life insurance transactions	$3,044,686	$2,740,971
Consumer receivables	159,848	219,679
RMBS	133,252	167,882
Pooled corporate obligations	57,648	42,029
Other structured finance	143,243	111,281
Total U.S. structured finance	3,538,677	3,281,842
Non-U.S. structured finance:
Pooled corporate obligations	48,263	49,157
RMBS	7,350	11,492
Commercial receivables	6,200	8,851
Other structured finance	43,795	15,098
Total non-U.S. structured finance	105,608	84,598
Total structured finance	3,644,285	3,366,440
Total net par outstanding	$56,601,238	$59,745,216

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Expected Amortization of Net Par Outstanding
As of December 31, 2022

	Public Finance	Structured Finance	Total
	(in thousands)
0 to 5 years	$12,091,417	$668,326	$12,759,743
5 to 10 years	10,849,608	1,293,845	12,143,453
10 to 15 years	10,595,617	895,051	11,490,668
15 to 20 years	7,381,730	530,399	7,912,129
20 years and above	12,038,581	256,664	12,295,245
Total net par outstanding	$52,956,953	$3,644,285	$56,601,238

Actual amortization differs from expected maturities because borrowers may have the right to call or prepay certain obligations, terminations and because of management’s assumptions on structured finance amortization. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2022

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$546,067	$19,914	$374,451	$940,432	$43,108,366
Non-U.S. public finance	35,935	—	—	35,935	9,848,587
Public finance	582,002	19,914	374,451	976,367	52,956,953
Structured finance:
Life insurance transactions	—	—	293,798	293,798	3,044,686
U.S. RMBS	3,637	4,769	54,934	63,340	133,252
Other structured finance	—	38,324	15,658	53,982	466,347
Structured finance	3,637	43,093	364,390	411,120	3,644,285
Total	$585,639	$63,007	$738,841	$1,387,487	$56,601,238

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2021

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in thousands)
Public finance:
U.S. public finance	$540,720	$20,823	$812,419	$1,373,962	$45,143,453
Non-U.S. public finance	45,930	—	8,262	54,192	11,235,323
Public finance	586,650	20,823	820,681	1,428,154	56,378,776
Structured finance:
Life insurance transactions	—	—	293,798	293,798	2,740,971
U.S. RMBS	4,136	5,106	62,917	72,159	167,882
Other structured finance	—	50,269	16,419	66,688	457,587
Structured finance	4,136	55,375	373,134	432,645	3,366,440
Total	$590,786	$76,198	$1,193,815	$1,860,799	$59,745,216

Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2022

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivatives	Total	Financial Guaranty Insurance	Credit Derivatives	Total
	(dollars in thousands)
BIG:
Category 1	$584,759	$880	$585,639	87	1	88
Category 2	61,457	1,550	63,007	8	2	10
Category 3	732,716	6,125	738,841	64	10	74
Total BIG	$1,378,932	$8,555	$1,387,487	159	13	172

Financial Guaranty Portfolio
BIG Net Par Outstanding and Number of Risks
As of December 31, 2021

	Net Par Outstanding			Number of Risks (1)
Description	Financial Guaranty Insurance	Credit Derivatives	Total	Financial Guaranty Insurance	Credit Derivatives	Total
	(dollars in thousands)
BIG:
Category 1	$588,729	$2,057	$590,786	79	2	81
Category 2	75,625	573	76,198	9	1	10
Category 3	1,187,084	6,731	1,193,815	77	8	85
Total BIG	$1,851,438	$9,361	$1,860,799	165	11	176
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

When the Company insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk. The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Geographic Distribution of Net Par Outstanding
As of December 31, 2022

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S.:
U.S. public finance:
California	1,135	$8,691,300	15.4%
Texas	956	4,616,007	8.2
Pennsylvania	462	3,688,872	6.5
New York	404	3,469,782	6.1
Illinois	411	3,312,238	5.9
New Jersey	217	2,180,922	3.9
Florida	190	1,820,950	3.2
Louisiana	121	1,329,561	2.3
Michigan	198	1,233,185	2.2
Alabama	226	918,454	1.6
Other	1,624	11,847,095	20.9
Total U.S. public finance	5,944	43,108,366	76.2
U.S. structured finance (multiple states)	254	3,538,677	6.3
Total U.S.	6,198	46,647,043	82.5
Non-U.S.:
United Kingdom	461	8,344,339	14.7
Spain	6	278,205	0.4
Australia	6	260,200	0.5
Mexico	3	218,357	0.4
Canada	5	188,794	0.3
Other	36	664,300	1.2
Total non-U.S.	517	9,954,195	17.5
Total	6,715	$56,601,238	100.0%

Exposure to Puerto Rico

    The Company had reinsured exposure to obligations of various authorities and public corporations of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) as well as its general obligation (GO) bonds aggregating $355.0 million net par outstanding as of December 31, 2022, a decrease of $449.5 million from the $804.5 million net par outstanding as of December 31, 2021. All of the Company’s reinsured exposure to Puerto Rico is rated BIG. The Company has paid claims as a result of payment defaults on all of its outstanding Puerto Rico exposures except the Municipal Finance Agency (MFA).

    On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member Financial Oversight and Management Board (the FOMB) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under Chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

After over five years of negotiations, in 2022 a substantial portion of the Company’s Puerto Rico exposure was resolved in accordance with three orders entered by the United States District Court of the District of Puerto Rico (Federal District Court of Puerto Rico):

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
•On January 18, 2022, the Federal District Court of Puerto Rico, acting under Title III of PROMESA, entered an order and judgment confirming the Modified Eighth Amended Title III Joint Plan of Adjustment of the Commonwealth of Puerto Rico, the Employees Retirement System of the Government of the Commonwealth of Puerto Rico, and the Puerto Rico Public Buildings Authority (GO/PBA Plan).

•On January 20, 2022, the Federal District Court of Puerto Rico, acting under Title VI of PROMESA, entered another order under Title VI of PROMESA (PRIFA Modification) modifying certain debt of the Puerto Rico Infrastructure Financing Authority (PRIFA).

•On October 12, 2022, the Federal District Court of Puerto Rico, acting under Title III of PROMESA, entered an order and judgment confirming the Modified Fifth Amended Title III Plan of Adjustment (HTA Plan) of the Puerto Rico Highways and Transportation Authority (PRHTA).

As a result of the consummation on March 15, 2022, of the GO/PBA Plan and PRIFA Modification and the consummation on December 6, 2022 of the HTA Plan (together, the 2022 Puerto Rico Resolutions), including claim payments made by the Company under the 2022 Puerto Rico Resolutions, the Company’s obligations under its insurance policies covering debt of PRIFA were extinguished, and its insurance exposure to Puerto Rico GO, PBA and PRHTA was greatly reduced.

The effect on the consolidated financial statements of the 2022 Puerto Rico Resolutions was a reduction in net par outstanding of $413.5 million. In connection with its assumed reinsurance exposure to Puerto Rico GO, PBA and PRHTA, the Company has received, and will receive, its proportionate share of cash, new general obligation bonds (under the GO/PBA Plan) (New GO Bonds) and new bonds backed by toll revenues (under the HTA Plan) (Toll Bonds, and together with the New GO Bonds, New Recovery Bonds) and contingent value instruments (CVIs), in the form of cash as described below.

The Company is continuing its efforts to resolve the one remaining Puerto Rico reinsured exposure that is in payment default, the Puerto Rico Electric Power Authority (PREPA).

Economic, political and legal developments, including inflation, increases in the cost of petroleum products and developments related to the COVID-19 pandemic, may impact any resolution of the Company’s PREPA reinsured exposure and the value of the consideration the Company has received in connection with the 2022 Puerto Rico Resolutions or any future resolutions of the Company’s PREPA reinsured exposures. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company’s results of operations and shareholders’ equity.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s reinsurance exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico Exposure (1)

	As of December 31,
	2022	2021
	(in thousands)
Par Outstanding
Resolved Puerto Rico Exposures
PRHTA (Transportation revenue) (2)	$107,349	$177,557
PRHTA (Highway revenue) (2)	12,421	25,350
Commonwealth of Puerto Rico - GO (3)	6,346	352,751
PBA (3)	58	556
PRIFA (4)	—	665
Total Resolved	126,174	556,879

Other Puerto Rico Exposures
PREPA (5)	204,823	210,191
MFA (6)	23,964	37,453
Total Other	228,787	247,644
Total net exposure to Puerto Rico	$354,961	$804,523

Debt Service Outstanding	$508,021	$1,220,622
____________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.
(2)    Resolved on December 6, 2022, pursuant to the Modified Fifth Amended Title III Plan of Adjustment of the Puerto Rico Highways and Transportation Authority.
(3)    Resolved on March 15, 2022, pursuant to the Modified Eighth Amended Title III Plan of Adjustment of the Commonwealth of Puerto Rico, the Employees Retirement System of the Government of the Commonwealth of Puerto Rico, and the Puerto Rico Public Buildings Authority.
(4)    Modified on March 15, 2022, pursuant to an order of the Federal District Court of Puerto Rico acting under Title VI of PROMESA.
(5)    This exposure is in payment default.
(6)    All debt service on these insured exposures have been paid to date without any insurance claim being made on the Company.

    The following table shows the scheduled amortization of the reinsured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations. The Company guarantees payment of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances it may elect to do so. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2022

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in thousands)
2023 (January 1 – March 31)	$—	$8,079
2023 (April 1 – June 30)	—	485
2023 (July 1 – September 30)	30,973	39,170
2023 (October 1 – December 31)	—	485
Subtotal 2023	30,973	48,219
2024	29,545	45,514
2025	18,051	32,540
2026	37,389	51,085
2027	32,564	44,576
2028-2032	86,366	129,519
2033-2037	45,730	72,641
2038-2041	74,343	83,927
Total	$354,961	$508,021

PREPA

As of December 31, 2022, the Company had $204.8 million insured net par outstanding of PREPA obligations. The PREPA obligations are secured by a lien on the revenues of the electric system. On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth and the FOMB (PREPA RSA). This agreement was terminated by Puerto Rico on March 8, 2022.

On April 8, 2022, Judge Laura Taylor Swain of the Federal District Court of Puerto Rico issued an order appointing as members of a PREPA mediation team U.S. Bankruptcy Judges Shelley Chapman (lead mediator), Robert Drain and Brendan Shannon. Judge Swain also entered a separate order establishing the terms and conditions of mediation, including that the mediation would terminate on June 1, 2022. Judge Swain has since extended the term of such mediation several times, most recently on January 26, 2023 extending the term to April 28, 2023. On September 29, 2022, Judge Swain ordered the FOMB to file a plan of adjustment and disclosure statement by December 1, 2022 and set a schedule for litigating bondholders’ lien and recourse status. After receiving an extension from Judge Swain, the FOMB initially filed a plan of adjustment and disclosure statement for PREPA with the Federal District Court of Puerto Rico on December 16, 2022, and filed an amended version on February 9, 2023 (FOMB PREPA Plan). The FOMB PREPA Plan would split bondholders into two groups: one that would settle litigation and agree that creditor repayment is limited to existing accounts, and another group that would continue litigating that bondholders have a right to PREPA’s future revenue collections. The FOMB PREPA Plan provides for lower recoveries to bondholders than did previous agreements the FOMB reached with bondholders. Dueling summary judgment motions were made in respect of the bondholders’ lien and recourse status by the FOMB and by the PREPA bondholders on October 24, 2022. The Federal District Court of Puerto Rico approved the FOMB disclosure statement on February 28, 2023, which allows bondholder solicitation on the FOMB PREPA Plan to begin. On March 22, 2023, the court issued its decision granting in part and denying in part each party’s cross-motions for summary judgment. The court found that the PREPA bondholders had perfected liens only in revenues that had been deposited in the sinking fund established under the PREPA trust agreement and related funds over which the bond trustee had control. The court also held, however, that PREPA bondholders do have recourse under the trust agreement in the form of an unsecured net revenue claim, but declined to value the unsecured net revenue claim. The Company is likely to appeal portions of the decision, including the lien scope ruling.

On April 13, 2023, the court issued an order regarding proposed procedures to estimate the value of the unsecured net revenue claim, pursuant to which the court established a discovery and expert report schedule, indicated that a hearing would be held the week of June 5, 2023, and stated that it expected and directed the parties to engage in good faith mediation.

The last revised fiscal plan for PREPA was certified by the FOMB on June 28, 2022.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Puerto Rico GO and PBA

As of December 31, 2022, the Company had remaining $6.3 million of insured net par outstanding of GO bonds and $58 thousand of insured net par outstanding of PBA bonds.

Under the GO/PBA Plan, AGC and AGM, the Company’s ceding insurers, directly received cash, New GO Bonds and CVIs (GO/PBA Plan Consideration). In connection with its assumed reinsurance exposure to Puerto Rico GO and PBA bonds, the Company has received, and will receive, from AGC and AGM its proportionate share of GO/PBA Plan Consideration, in the form of cash. In 2022, the Company received its proportionate share of the cash consideration for such assumed exposure in the amount of $140.2 million. As AGC and AGM sell New GO Bonds and CVIs, or as such instruments amortize, the Company will be entitled to receive its proportionate share of the proceeds from such cash sales and payments. The receivable from AGC and AGM related to these proceeds are reported in “receivable from ceding companies.”

The CVIs are intended to provide creditors with additional recoveries tied to the outperformance of the Puerto Rico 5.5% Sales and Use Tax (SUT) receipts against May 2020 certified fiscal plan projections, subject to annual and lifetime caps. The notional amount of a CVI represents the sum of the maximum distributions the holder could receive under the CVI, subject to the cumulative and annual caps, if the SUT sufficiently exceeds 2020 certified fiscal plan projections, without any discount for time.

In August 2021, AGC and AGM exercised certain elections under the GO/PBA Plan that impact the timing of payments under its insurance policies. In accordance with the terms of the GO/PBA Plan, the payment of the principal of all GO bonds and PBA bonds insured by the Company was accelerated against the Commonwealth and became due and payable as of March 15, 2022. Insured holders of noncallable insured bonds covered by the GO/PBA Plan (representing $25.4 million of net par outstanding as of December 31, 2021) were permitted to elect either: (i) to receive on March 15, 2022, 100% of the then outstanding principal amount of insured bonds plus accrued interest; or (ii) to receive custody receipts that represent an interest in the legacy insurance policy plus GO/PBA Plan Consideration that constitute distributions under the GO/PBA Plan. For those who made the second election, distributions of GO/PBA Plan Consideration are immediately passed through to insured bondholders under the custody receipts to the extent of any cash or proceeds of new securities held in the custodial trust and are applied to make payments and/or prepayments of amounts due under the legacy insured bonds. The Company’s reinsurance of AGC’s and AGM’s insurance policies continues to guarantee principal and interest coming due on the legacy insured bonds in accordance with the terms of such insurance policy on the originally scheduled legacy bond interest and principal payment dates to the extent that distributions of GO/PBA Plan Consideration are insufficient to pay or prepay such amounts after giving effect to the distributions described in the immediately preceding sentence. In the case of insured bondholders who elected to receive custody receipts, AGC and AGM retain the right to satisfy their obligations under the insurance policy with respect to the related legacy insured bonds at any time thereafter, with 30 days’ notice, by paying 100% of the then outstanding principal amount of insured bonds plus accrued interest. As of December 31, 2022, the net insured par outstanding under the legacy GO and PBA insurance policies was $6.4 million, and constituted all of the Company’s remaining net par exposure to the GO and PBA bonds it had reinsured.

PRHTA

As of December 31, 2022, the Company had $119.7 million of insured net par outstanding of PRHTA bonds: $107.3 million insured net par outstanding of PRHTA (transportation revenue) bonds and $12.4 million insured net par outstanding of PRHTA (highway revenue) bonds.

In connection with its assumed reinsurance exposure to PRHTA bonds, the Company has received, and will receive, its proportionate share of HTA Plan Consideration, in the form of cash. Under the HTA Plan and the GO/PBA Plan, AGC and AGM directly received HTA Plan Consideration, including cash, Toll Bonds and CVIs. In 2022, the Company received its proportionate share of the cash consideration for such assumed exposure in the amount of $30.7 million. As AGC and AGM sell Toll Bonds and CVIs, or as such instruments amortize, the Company will be entitled to receive its proportionate share of the proceeds from such cash sales and payments. The receivable from AGC and AGM related to these proceeds are reported in “receivable from ceding companies.”

The HTA Plan, similar to the GO/PBA Plan, provided an option for holders of noncallable bonds insured by AGC and AGM to elect to receive custody receipts that represent an interest in the legacy insurance policy plus Toll Bonds. The Company’s reinsurance of AGC’s and AGM’s insurance policies continues to guarantee principal and interest coming due on the legacy insured bonds in accordance with the terms of such insurance policy on the originally scheduled legacy bond interest and principal payment dates to the extent that distributions of HTA Plan Consideration are insufficient to pay or prepay such

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
amounts. As of December 31, 2022, the net insured par outstanding under the legacy HTA insurance policies was $119.7 million, and constituted all of the Company’s remaining net par exposure to the HTA bonds it had reinsured.

PRIFA

As of December 31, 2022, the Company had no insured net par outstanding of PRIFA obligations remaining.

Other Puerto Rico Exposures

All debt service payments for the Company’s remaining Puerto Rico exposures to MFA bonds of $24.0 million insured net par outstanding have been made in full by the obligors as of the date of this filing. These exposures are secured by a lien on local tax revenues.

Puerto Rico Litigation

    Currently, there are numerous legal actions relating to the default by the Commonwealth and certain of its instrumentalities on debt service payments, and related matters, and AGM and AGC are parties to a number of them. AGM and AGC has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to Puerto Rico obligations which AGM and AGC insure. In addition, the Commonwealth, the FOMB and others have taken legal action naming AGM and AGC as parties.

A number of legal actions involving AGM and AGC and relating to Puerto Rico Convention Center District Authority (PRCCDA) and PRIFA, as well as claims related to the clawback of certain excise taxes and revenues pledged to secure bonds issued by PRHTA, were resolved on March 15, 2022 in connection with the consummation of the 2022 Puerto Rico Resolutions. All other proceedings remain stayed pending the Court’s determination on plans of adjustment or other proceedings related to PRHTA and PREPA.

Remaining Stayed Proceedings. The following Puerto Rico proceedings in which the Company is involved remain stayed:

•On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court of Puerto Rico to compel the FOMB to certify the PREPA RSA for implementation under Title VI of PROMESA. On July 21, 2017, considering its PREPA Title III petition on July 2, 2017, the FOMB filed a notice of stay under PROMESA.

•On July 18, 2017, AGM and AGC filed a motion for relief in the Federal District Court of Puerto Rico from the automatic stay filed in the PREPA Title III Bankruptcy proceeding. The court denied the motion on September 14,
2017, but on August 8, 2018, the United States Court of Appeals for the First Circuit vacated and remanded the court’s decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. On April 8, 2022, Judge Swain issued an order appointing members of the mediation team, and a separate order establishing the terms and conditions of the mediation. On September 16, 2022, the mediation terminated without a resolution. On September 19, 2022, AGM and AGC filed a motion to dismiss PREPA’s Title III case or, in the alternative, to lift the automatic stay to allow for the appointment of a receiver. On September 29, 2022, the court entered an order staying the motion to dismiss or, in the alternative, for relief from the automatic stay until the earlier of (i) the day after the deadline set by the court for filing a proposed plan of adjustment for PREPA and related materials, if such plan deadline is not met, and (ii) the termination of the plan confirmation process.

•On May 20, 2019, the FOMB and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court of Puerto Rico challenging the validity, enforceability, and extent of security interests in PRHTA revenues. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element; Judge Swain extended the stay through December 31, 2019, and subsequently extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings. On October 12, 2022, the court entered an order and judgment confirming the amended plan of adjustment for PRHTA filed by the FOMB with the court on September 6, 2022 (HTA Confirmation Order). The HTA Confirmation Order provides that this adversary proceeding must be dismissed with prejudice within five business days of the HTA Confirmation Order becoming a final order, which should occur after all appeals of the HTA Confirmation Order have been resolved.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

•On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint against the FOMB and other parties, including AGC and AGM, seeking subordination of PREPA bondholder claims to Fuel Line Lenders’ claims. On November 12, 2019, AGC and AGM filed a motion to dismiss the amended adversary complaint. The FOMB filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Federal District Court of Puerto Rico issued an order to that effect. On September 29, 2022, the court entered an order terminating the motion to dismiss without prejudice, and indicating that the issues in the adversary proceeding will only be addressed, if necessary, after issues related to security and recourse of the PREPA bonds have been resolved or, if necessary, in connection with the confirmation of a plan of adjustment for PREPA.

•On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court of Puerto Rico against the FOMB and other parties, seeking subordination of PREPA bondholder claims to SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. On November 13, 2019, AGC and AGM filed a motion to dismiss the amended adversary complaint. The FOMB filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Federal District Court of Puerto Rico issued an order to that effect. On September 29, 2022, the court entered an order terminating the motion to dismiss without prejudice, and indicating that the issues in the adversary proceeding will only be addressed, if necessary, after issues related to security and recourse of the PREPA bonds have been resolved or, if necessary, in connection with the confirmation of a plan of adjustment for PREPA.

•On January 16, 2020, the FOMB, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court of Puerto Rico against AGM and AGC and other insurers of PRHTA bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims. Considering the plan support agreement, on May 25, 2021, Judge Swain stayed the participation of AGM and AGC. On October 12, 2022, the court entered the HTA Confirmation Order, which provides that this adversary proceeding must be dismissed with prejudice within five business days of the HTA Confirmation Order becoming a final order, which should occur after all appeals of the HTA Confirmation Order have been resolved.

•On July 1, 2019, the FOMB initiated an adversary proceeding against U.S. Bank National Association, as trustee for PREPA’s bonds, objecting to and challenging the validity, enforceability, and extent of prepetition security interests securing those bonds and seeking other relief. On September 30, 2022, the FOMB filed an amended complaint against the trustee (i) objecting to and challenging the validity, enforceability, and extent of prepetition security interests securing PREPA’s bonds and (ii) arguing that PREPA bondholders’ recourse was limited to certain deposit accounts held by the trustee. On October 7, 2022, the court approved a stipulation permitting AGM and AGC to intervene as defendants. Summary judgment motions were filed by plaintiffs and defendants on October 24, 2022. On March 22, 2023, the Court granted in part and denied in part each party’s cross-motions for summary judgment. The Court found that the PREPA bondholders had perfected liens only in revenues that had been deposited in the sinking fund established under the PREPA trust agreement and related funds over which the bond trustee had control. The Court also held that the PREPA bondholders do have recourse under the trust agreement in the form of an unsecured net revenue claim, but declined to value the unsecured net revenue claim. On April 13, 2023, the court issued an order proposing procedures to estimate the value of the unsecured net revenue claim, pursuant to which the court established a discovery and expert report schedule, and directed the parties to engage in good faith mediation. A hearing is expected to be held the week of June 5, 2023.

Specialty Business

    The Company also guarantees specialty business with risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Business

	As of December 31, 2022		As of December 31, 2021
	Gross Exposure	Net Exposure	Gross Exposure	Net Exposure
	(in thousands)
Life insurance transactions (1)	$1,313,795	$986,204	$1,249,979	$870,476
Aircraft residual value insurance policies	355,101	200,048	355,101	200,048
Other guaranties	228,302	228,302	—	—
____________________
(1)    The life insurance transactions net exposure is projected to reach $1.1 billion in 2024.

As of both December 31, 2022 and December 31, 2021, gross exposure of $143.9 million and net exposure of $83.9 million of aircraft residual value insurance was rated BIG. All other exposures in the table above are investment-grade quality.

3.    Expected Loss to be Paid (Recovered)

Accounting Policy

Expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is net of amounts ceded to reinsurers. The Company’s net expected loss to be paid (recovered) incorporates management’s probability weighted scenarios.

Expected cash outflows and inflows are probability weighted cash flows that reflect management’s assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s risk-management activities. Expected loss to be paid (recovered) is important in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

    In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The two models are: (1) insurance as described in “Financial Guaranty Insurance Losses” in Note 4, Contracts Accounted for as Insurance and (2) derivatives as described in Note 5, Contracts Accounted for as Credit Derivatives and Note 8, Fair Value Measurement. The Company has paid and expects to pay future losses and/or recover past losses on policies which fall under each of the two accounting models. This note provides information regarding expected claim payments to be made and/or recovered under all contracts in the insured portfolio.

Loss Estimation Process

    The Company’s loss reserve committees estimate expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the period and their view of future performance.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
    The exposures reinsured or insured by the Company may cover an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsured or insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability and the market for assets (for RVI transactions) over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to RMBS), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company’s financial statements. Each quarter, the Company may revise its scenarios and update its assumptions including the probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities.

    Changes over a reporting period in the Company’s loss estimates for public finance obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported and general obligation public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company’s loss mitigation efforts and other variables.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced, changes in housing prices, results from the Company’s loss mitigation activities, and other variables. Changes in the Company's loss estimates for RVI exposures will be influenced by factors, including the impact of COVID-19 on air travel, impacting the value and demand of the covered assets.

Changes to estimates of net expected loss to be paid (recovered) and net economic loss development (benefit) over a reporting period may be attributable to a number of interrelated factors such as changes in discount rates, improvement or deterioration of transaction performance, charge-offs, loss mitigation activity, changes to projected default curves, severity rates, and dispute resolution. Actual losses will ultimately depend on future events, transaction performance or other factors that are difficult to predict. As a result, the Company’s current projections of losses may be subject to considerable volatility and may not reflect the Company’s ultimate claims paid.

    In some instances, the terms of the ceding companies’ policy or the terms of certain workout orders and resolutions give them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which uses cash but reduces projected future losses.

Net Expected Loss to be Paid (Recovered) and Net Economic Loss Development (Benefit)
by Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
Accounting Model	2022	2021	2022	2021
	(in thousands)
Insurance (see Notes 4 and 6)	$225,446	$186,614	$(4,630)	$(35,076)
Credit derivatives (see Note 5)	473	658	637	1,220
Total	$225,919	$187,272	$(3,993)	$(33,856)

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 3.82% to 4.69% with a weighted average of 4.12% as of December 31, 2022 and 0.00% to 1.98% with a weighted average of 1.00% as of December 31, 2021. Expected losses to be paid for U.S. dollar denominated transactions represented approximately 100.0% and 99.5% of the total as of December 31, 2022 and December 31, 2021, respectively.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2022	2021
	(in thousands)
Net expected loss to be paid (recovered), beginning of period	$187,272	$198,170
Economic loss development (benefit) due to:
Accretion of discount	5,073	1,734
Changes in discount rates	(31,346)	(15,281)
Changes in timing and assumptions	22,280	(20,309)
Total economic loss development (benefit)	(3,993)	(33,856)
Net (paid) recovered losses (1)	42,640	22,958
Net expected loss to be paid (recovered), end of period	$225,919	$187,272
____________________
(1)     Net (paid) recovered losses in 2022 include the net amounts received pursuant to the Puerto Rico Resolutions, as described in Note 2, Outstanding Exposure.

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2022
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2021	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2022
	(in thousands)
Public finance:
U.S. public finance	$94,439	$7,297	$26,303	$128,039
Non-U.S public finance	1,016	(748)	(167)	101
Public finance	95,455	6,549	26,136	128,140
Structured finance:
U.S. RMBS	4,848	(27,625)	22,997	220
Life insurance transactions	59,733	17,722	(5,134)	72,321
Other structured finance	27,236	(639)	(1,359)	25,238
Structured finance	91,817	(10,542)	16,504	97,779
Total	$187,272	$(3,993)	$42,640	$225,919

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

	Year Ended December 31, 2021
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2020	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2021
	(in thousands)
Public finance:
U.S. public finance	$113,696	$(32,859)	$13,602	$94,439
Non-U.S public finance	3,816	(2,457)	(343)	1,016
Public finance	117,512	(35,316)	13,259	95,455
Structured finance:
U.S. RMBS	9,617	(11,710)	6,941	4,848
Life insurance transactions	53,441	8,134	(1,842)	59,733
Other structured finance	17,600	5,036	4,600	27,236
Structured finance	80,658	1,460	9,699	91,817
Total	$198,170	$(33,856)	$22,958	$187,272

    The tables above include: (a) net LAE paid of $6.6 million and $8.6 million for the years ended December 31, 2022 and 2021, respectively, and (b) net expected LAE to be paid of $3.7 million as of December 31, 2022 and $5.7 million as of December 31, 2021.

U.S. RMBS Loss Projections

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind mortgage borrowers fall in making payments, the more likely it is that they will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not behind on payments and have not fallen two or more payments behind in the last two years (generally considered performing borrowers) have demonstrated an ability and willingness to pay through challenging economic periods, and as a result are viewed as less likely to default than delinquent borrowers or those that have experienced delinquency recently. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (collateral pool balance). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early-stage delinquencies, late-stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2022	2021
	(in thousands)
First lien U.S. RMBS	$(4,605)	$(2,021)
Second lien U.S. RMBS	(23,020)	(9,689)

First Lien U.S. RMBS Loss Projections: Alt-A, Prime, Option ARM and Subprime

The majority of projected losses in first lien U.S. RMBS transactions are expected to come from non-performing mortgage loans (those that are or have recently been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third-party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews recent data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing and re-performing categories.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
First Lien U.S. RMBS Liquidation Rates

	As of December 31,
	2022	2021
Current but recently delinquent
Alt-A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt-A and Prime	35	35
Option ARM	35	35
Subprime	30	30
60 – 89 Days Delinquent
Alt-A and Prime	40	40
Option ARM	45	45
Subprime	40	40
90+ Days Delinquent
Alt-A and Prime	55	55
Option ARM	60	60
Subprime	45	45
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	60	60
Option ARM	65	65
Subprime	55	55
Real Estate Owned
All	100	100

While the Company uses the liquidation rates above to project defaults of non-performing loans (including current loans that were recently modified or delinquent), it projects defaults on presently current loans by applying a CDR curve. The start of that CDR curve is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base scenario), after the 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to a final CDR of 5% of the plateau CDR. In the base scenario, the Company assumes the final CDR will be reached 1 year after the 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were recently modified or delinquent, or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to re-perform.
    Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. The Company assumes in the base scenario that recent (still historically elevated) loss severities will improve after loans with accumulated delinquencies and foreclosure cost are liquidated. The Company is assuming in the base scenario that the recent levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base scenario over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for first lien U.S. RMBS.

Key Assumptions in Base Scenario Expected Loss Estimates
First Lien U.S. RMBS

	As of December 31, 2022		As of December 31, 2021
	Range	Weighted Average	Range	Weighted Average
Alt-A and Prime
Plateau CDR	2.3% - 11.5%	5.3%	2.3% - 11.6%	6.0%
Final CDR	0.1% - 0.6%	0.3%	0.1% - 0.6%	0.3%
Initial loss severity:
2005 and prior	50%		60%
2006	50%		60%
2007+	50%		60%
Option ARM
Plateau CDR	2.3% - 7.5%	4.1%	3.3% - 11.9%	5.1%
Final CDR	0.1% - 0.4%	0.2%	0.2% - 0.6%	0.3%
Initial loss severity:
2005 and prior	50%		60%
2006	50%		60%
2007+	50%		60%
Subprime
Plateau CDR	2.7% - 9.7%	6.0%	3.3% - 8.6%	6.6%
Final CDR	0.1% - 0.5%	0.3%	0.2% - 0.4%	0.3%
Initial loss severity:
2005 and prior	50%		60%
2006	50%		60%
2007+	50%		60%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a pattern similar to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base scenario. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2021.

The Company incorporates a recovery assumption into its reserving model to reflect observed trends in recoveries of deferred principal balances of modified first lien loans that had been previously written off. For transactions where the Company has detailed loan information, the Company assumes that 20% of the deferred loan balances will eventually be recovered upon sale of the collateral or refinancing of the loans.

    In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien U.S. RMBS transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the plateau CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2022 and December 31, 2021.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
    Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR. An increase in projected LIBOR decreases excess spread, while lower LIBOR results in higher excess spread. ICE Benchmark Administration (IBA) and the Financial Conduct Authority have announced that LIBOR will be discontinued after June 30, 2023. The Company believes that the reference to LIBOR in such floating rate RMBS debt will be replaced, by operation of law in accordance with federal legislation enacted in March 2022, with a rate based on the Secured Overnight Finance Rate (SOFR).

The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2022 as it used as of December 31, 2021, increasing and decreasing the periods of stress from those used in the base scenario.

In the Company’s most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 16 months, expected loss to be paid would increase from current projections by approximately $0.6 million for all first lien U.S. RMBS transactions.

In the Company’s least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over eight months), expected loss to be paid would decrease from current projections by approximately $0.2 million for all first lien U.S. RMBS transactions.
Second Lien U.S. RMBS Loss Projections

Second lien U.S. RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions (including recoveries from previously charged-off loans). Expected losses are also a function of the structure of the transaction, the prepayment speeds of the collateral, the interest rate environment, and assumptions about loss severity.

The Company estimates the amount of loans that will default over the next several years by first calculating expected liquidation rates for delinquent loans, and applying liquidation rates to currently delinquent loans in order to arrive at an expected dollar amount of defaults from currently delinquent collateral (plateau period defaults).

Similar to first lien U.S. RMBS transactions, the Company then calculates a CDR that will cause the targeted amount of liquidations to occur during the plateau period.

Prior to the third quarter of 2022, for the base scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period had ended, the CDR was assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR was calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting, subject to a floor). In the base case scenario, the time over which the CDR trended down to its final CDR was 28 months. Therefore, the total stress period for second lien transactions was 34 months.

The Company has observed lower than expected default rates and longer liquidation timelines due to significant home price appreciation and special servicing activity which now favors modifications and foreclosure actions rather than charge-offs at 180 days delinquent. In the third quarter of 2022, the Company extended the time over which a portion of the delinquent loans default from six months to 36 months in the base scenario (conforming to the methodology used for first lien U.S. RMBS transactions). After the plateau period, as with first lien U.S. RMBS transactions, the CDR trends down over one year to 5% of the plateau CDR. These changes in the shape of the CDR curve result in a longer period of stress defaults (48 months in the base scenario), but at lower default levels leading to lower overall levels of expected losses.

HELOC loans generally permitted the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. A substantial number of loans in the Company’s insured transactions had been modified to extend the interest-only period to 15 years. The majority of the modified loans had reset to fully amortizing by the end of 2022, and most of the remaining loans will reset over the next several years.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Recently, the Company has observed the performance of the modified loans that have finally reset to full amortization (which represent the majority of extended loans), and noted low levels of delinquency, even with substantial increases in monthly payments. This observed performance lowers the level of uncertainty regarding this modified cohort as the remainder continue to reset.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2022 and December 31, 2021 that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company’s second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period and reasonable expectations of future recoveries. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company’s recovery assumption for charged-off loans is 30%, as shown in the table below, based on observed trends and reasonable expectations of future recoveries. Such recoveries are assumed to be received evenly over the next five years. If the recovery rate decreases to 20% expected loss to be paid would increase from current projections by approximately $3.4 million. If the recovery rate increases to 40%, expected loss to be paid would decrease from current projections by approximately $3.4 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base scenario, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien U.S. RMBS transactions (in the base scenario), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2021. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

     In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers of the amount of losses the collateral will likely suffer.

    The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for HELOCs.

Key Assumptions in Base Scenario Expected Loss Estimates
HELOCs

	As of December 31, 2022		As of December 31, 2021
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	0.4% - 6.3%	3.5%	8.4% - 39.6%	16.0%
Final CDR trended down to	0.0% - 0.3%	0.2%	1.0%
Liquidation rates:
Current but recently delinquent	20%		20%
30 – 59 Days Delinquent	30		30
60 – 89 Days Delinquent	40		40
90+ Days Delinquent	60		60
Bankruptcy	55		55
Foreclosure	55		55
Real Estate Owned	100		100
Loss severity on future defaults	98%		98%
Projected future recoveries on previously charged-off loans	30%		30%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions.

The Company updated its assumptions related to the CDR plateau and ramp-down during the third quarter of 2022. The Company’s base scenario assumed a 36-month CDR plateau and a 12-month ramp-down (for a total stress period of 48 months), compared to a six-month CDR plateau and a 28-month ramp-down (for a total stress period of 34 months). The Company modeled scenarios with a longer period of elevated defaults and others with a shorter period of elevated defaults. In the Company’s most stressful scenario, increasing the CDR plateau to 42 months and increasing the ramp-down by four months to 16 months (for a total stress period of 58 months) would decrease the expected recovery by approximately $0.1 million for HELOC transactions. On the other hand, in the Company’s least stressful scenario, reducing the CDR plateau to 30 months and decreasing the length of the CDR ramp-down to eight months (for a total stress period of 38 months), and lowering the ultimate prepayment rate to 10% would increase the expected recovery by approximately $0.2 million for HELOC transactions.

Life Insurance Transactions

    The Company had $3,044.7 million of net par exposure to financial guaranty life insurance transactions as of December 31, 2022, of which $293.8 million in net par is rated BIG. The life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed and valued by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were initially invested in U.S. RMBS. The Company projects that its total net expected loss across its troubled life insurance exposures as of December 31, 2022 will be $72.3 million, compared with a net expected loss of $59.7 million as of December 31, 2021.

Structured Finance Other Than U.S. RMBS and Life Insurance

The Company provides financial guaranty reinsurance on $159.5 million net par of student loan securitizations issued by private issuers. Of this amount, $47.2 million is rated BIG due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. In addition, $83.9 million of aircraft RVI exposure was rated BIG. The net expected loss to be paid on structured finance transactions other than U.S. RMBS and life insurance transactions was $25.2 million.

Recovery Litigation and Dispute Resolution

    In the ordinary course of their respective businesses, the Company and its affiliated ceding companies are involved in litigation or other dispute resolution with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company or its affiliated ceding companies receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s financial statements.

    The relevant affiliated ceding companies have asserted claims in a number of legal proceedings in connection with their exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company’s exposure to Puerto Rico and related recovery litigation being pursued by the affiliated ceding companies.

4.    Contracts Accounted for as Insurance

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure, and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts and derivatives. Amounts presented in this note relate only to contracts accounted for as insurance, unless otherwise specified. See Note 5, Contracts Accounted for as Credit Derivatives, for amounts that relate to CDS and other derivatives.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Premiums

Accounting Policy

Financial Guaranty Insurance

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under “Losses and Recoveries”.

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is the present value (discounted at risk free rates) of either (i) contractual premiums due or (ii) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

When the Company adjusts prepayment assumptions or expected premium collections for obligations backed by homogeneous pools of assets an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to premiums receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Accretion of the discount on premiums receivable is reported in “net earned premiums”.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. The Company assesses the need for an allowance for credit loss on premiums receivables each reporting period.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and available liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Insurance and Reinsurance

For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes that RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For life insurance transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes that life insurance unearned premium reserve when premiums are due. For life insurance and reinsurance, premiums receivable consist of the amount of contractual premiums currently due.

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums.

Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2022	2021
	(in thousands)
Financial guaranty:
Scheduled net earned premiums	$60,628	$72,165
Accelerations from refundings and terminations (1)	15,480	16,221
Accretion of discount on net premiums receivable	5,491	5,403
Financial guaranty insurance net earned premiums	81,599	93,789
Specialty net earned premiums	3,805	3,269
Net earned premiums	$85,404	$97,058
____________________
(1)    2022 accelerations include $4.5 million related to the 2022 Puerto Rico Resolutions. See Note 2, Outstanding Exposure, for additional information.

Components of
Unearned Premium Reserve

	As of December 31, 2022			As of December 31, 2021
	Gross	Ceded (2)	Net	Gross	Ceded (2)	Net
	(in thousands)
Financial guaranty:
Deferred premium revenue	$780,467	$—	$780,467	$788,454	$5	$788,449
Contra-paid (1)	(1,909)	—	(1,909)	(2,129)	—	(2,129)
Unearned premium reserve	778,558	—	778,558	786,325	5	786,320
Unearned premium reserve - specialty insurance and reinsurance	16,948	7,475	9,473	19,969	9,044	10,925
Unearned premium reserve	$795,506	$7,475	$788,031	$806,294	$9,049	$797,245
 ____________________
(1)    See “Losses – Insurance Contracts’ Loss Information” below for an explanation of “contra-paid.”
(2)    Reported in “other assets” on the consolidated balance sheets.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Unearned Premium Reserve by Company

	As of December 31, 2022			As of December 31, 2021
	AGRO	AG Re	Total	AGRO	AG Re	Total
	(in thousands)
Financial guaranty (1)	$13	$778,545	$778,558	$124	$786,196	$786,320
Specialty insurance and reinsurance	9,473	—	9,473	10,925	—	10,925
Unearned premium reserve	$9,486	$778,545	$788,031	$11,049	$786,196	$797,245
 ____________________
(1)    Under U.S. single risk limit calculations, $662.1 million and $672.9 million as of December 31, 2022 and December 31, 2021, respectively, of AG Re net unearned premium reserve relates to exposures that would comply with the single risk limitations in the U.S.

Gross Premium Receivable, Net of Commissions Payable on Assumed Business
Roll Forward

	Year Ended December 31,
	2022	2021
	(in thousands)
Beginning of year	$257,335	$254,972
Less: Specialty insurance premium receivable	707	551
Financial guaranty insurance premiums receivable	256,628	254,421
Gross written premiums on new business, net of commissions	57,612	54,124
Gross premiums received, net of commissions	(47,169)	(49,456)
Adjustments:
Changes in the expected term	(12,831)	(109)
Accretion of discount, net of commissions on assumed business	3,914	1,976
Foreign exchange gain (loss) on remeasurement	(12,915)	(3,830)
Other adjustments	(3)	(498)
Financial guaranty insurance premium receivable	245,236	256,628
Specialty insurance premium receivable	746	707
December 31,	$245,982	$257,335

Approximately 50% and 54% of gross premiums receivable, net of commissions payable as of December 31, 2022 and December 31, 2021, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in the consumer price index changes in expected lives and new business.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance
Expected Future Premium Collections and Earnings

	As of December 31, 2022
	Future Gross Premiums to be Collected (1)	Future Premiums to be Earned
	(in thousands)
2023 (January 1 – March 31)	$14,098	$14,061
2023 (April 1 – June 30)	3,781	14,169
2023 (July 1 – September 30)	4,746	14,203
2023 (October 1 – December 31)	9,029	13,998
Subtotal 2023	31,654	56,431
2024	16,939	54,341
2025	16,620	52,024
2026	16,287	49,431
2027	15,685	47,069
2028-2032	70,454	202,711
2033-2037	44,824	126,816
2038-2042	33,338	79,938
After 2042	58,795	111,706
Total	$304,596	780,467
Future accretion		84,723
Total future net earned premiums		$865,190
____________________
(1)    Net of assumed commissions payable.

Selected Information for Financial Guaranty Insurance Policies with Premiums Paid in Installments

	As of December 31,
	2022	2021
	(dollars in thousands)
Premiums receivable, net of commissions payable	$245,236	$256,628
Deferred premium revenue	385,171	376,808
Weighted‑average risk-free rate used to discount premiums	2.1%	1.8%
Weighted‑average period of premiums receivable (in years)	12.1	11.3

Policy Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in DAC, with a corresponding offset to net premiums receivable or reinsurance balances payable.

    DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

    Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Roll Forward of Deferred Acquisition Costs

	Year Ended December 31,
	2022	2021
	(in thousands)
Beginning of year	$239,161	$242,512
Deferrals	24,518	23,786
Amortization	(23,387)	(27,137)
December 31,	$240,292	$239,161

Losses and Recoveries

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as “reinsurance recoverable on unpaid losses” and reported in “other assets”. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value.

    Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company’s stand‑ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. Unearned premium reserve is deferred premium revenue, less claim payments (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract-by-contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is insufficient loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in “loss and loss adjustment expenses (benefit)” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. “Loss and loss adjustment expenses (benefit)” in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of, or other recoveries in relation to, an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following: (i) a reduction in the corresponding loss and LAE reserve with a benefit to the consolidated statement of operations, (ii) no effect on the consolidated balance sheet or statements of operations, if “total loss” is not in excess of deferred premium revenue, or (iii) the recording of a salvage asset with a benefit to the consolidated statements of operations if the transaction is in a net recovery position at the reporting date. The ceded component of salvage and subrogation recoverable is reported in “other liabilities”.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Expected Loss to be Expensed

    Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is the Company’s projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts’ Loss Information

Loss reserves and salvage are discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 3.82% to 4.69% with a weighted average of 4.12% as of December 31, 2022 and 0.00% to 1.98% with a weighted average of 1.00% as of December 31, 2021.

The following tables provide information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage) by Sector

	As of December 31,
Sector	2022	2021
	(in thousands)
Public finance:
U.S. public finance	$117,250	$82,308
Non-U.S public finance	63	152
Public finance	117,313	82,460
Structured finance:
U.S. RMBS	(875)	4,637
Life insurance transactions	70,983	57,569
Other structured finance	24,624	25,218
Structured finance	94,732	87,424
Total	$212,045	$169,884

Components of Net Reserve (Salvage)

	As of December 31,
	2022	2021
	(in thousands)
Loss and LAE reserve	$243,461	$261,086
Reinsurance recoverable on unpaid losses (1)	(2,090)	(2,305)
Other payable	—	55
Loss and LAE reserve, net	241,371	258,836
Salvage and subrogation recoverable	(29,317)	(88,953)
Salvage and subrogation reinsurance payable (2)	1	1
Other recoverable	(10)	—
Salvage and subrogation recoverable, net	(29,326)	(88,952)
Net reserve (salvage)	$212,045	$169,884
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.
(2)    Reported in “other liabilities” on the consolidated balance sheets.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table presents the loss and LAE (benefit) reported in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE (Benefit) by Sector

	Year Ended December 31,
Sector	2022	2021
	(in thousands)
Public finance:
U.S. public finance	$9,143	$(31,662)
Non-U.S public finance	(77)	(1,231)
Public finance	9,066	(32,893)
Structured finance:
U.S. RMBS	(24,012)	(8,122)
Life insurance transactions	18,548	8,529
Other structured finance	(613)	4,044
Structured finance	(6,077)	4,451
Loss and LAE (benefit)	$2,989	$(28,442)

In each of the years presented, the primary component of U.S. public finance loss and LAE (benefit) was Puerto Rico exposures.

Financial Guaranty Insurance Loss Information

    The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid, which represents the claim payments made and recoveries received that have not yet been recognized in the statements of operations; (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received); and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid (Recovered)
to Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2022
(in thousands)
Net expected loss to be paid (recovered) - financial guaranty insurance	$221,427
Contra-paid, net	1,909
Salvage and subrogation recoverable and other recoverable	29,326
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(237,352)
Net expected loss to be expensed (present value)	$15,310

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2022
(in thousands)
2023 (January 1 – March 31)	$334
2023 (April 1 – June 30)	340
2023 (July 1 – September 30)	338
2023 (October 1 – December 31)	298
Subtotal 2023	1,310
2024	901
2025	807
2026	793
2027	800
2028-2032	4,239
2033-2037	3,071
2038-2042	1,203
After 2042	2,186
Net expected loss to be expensed	15,310
Future accretion	56,931
Total expected future loss and LAE	$72,241

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2022

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	87	8	64	159
Remaining weighted-average period (in years)	11.7	7.7	6.5	8.8

Outstanding exposure:
Par	$584,759	$61,457	$732,716	$1,378,932
Interest	365,420	21,454	201,250	588,124
Total	$950,179	$82,911	$933,966	$1,967,056

Expected cash outflows (inflows)	$14,726	$21,087	$566,490	$602,303
Potential recoveries (2)	(20,333)	(2,898)	(300,714)	(323,945)
Subtotal	(5,607)	18,189	265,776	278,358
Discount	370	(5,883)	(51,418)	(56,931)
Expected losses to be paid (recovered)	$(5,237)	$12,306	$214,358	$221,427

Deferred premium revenue	$18,381	$465	$6,520	$25,366
Reserves (salvage)	$(11,789)	$11,841	$207,974	$208,026

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2021

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in thousands)
Number of risks (1)	79	9	77	165
Remaining weighted‑average period (in years)	9.0	9.8	9.1	9.1

Outstanding exposure:
Par	$588,729	$75,625	$1,187,084	$1,851,438
Interest	271,108	6,088	455,843	733,039
Total	$859,837	$81,713	$1,642,927	$2,584,477

Expected cash outflows (inflows)	$11,624	$18,512	$1,012,118	$1,042,254
Potential recoveries (2)	(60,072)	(3,910)	(760,115)	(824,097)
Subtotal	(48,448)	14,602	252,003	218,157
Discount	575	(2,105)	(34,825)	(36,355)
Expected losses to be paid (recovered)	$(47,873)	$12,497	$217,178	$181,802

Deferred premium revenue	$8,339	$540	$14,461	$23,340
Reserves (salvage)	$(51,457)	$11,957	$204,572	$165,072
_____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.
(2)    Represents expected inflows from future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Specialty Insurance Loss Activity and Components

    The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2022	2021
	(in thousands)
Balance as of January 1	$7,117	$2,268
Less: Reinsurance recoverable	2,305	66
Net loss and LAE reserve balance as of January 1	4,812	2,202
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	—	7,812
Net loss reserves (salvage) balance as of January 1	4,812	(5,610)
Incurred losses and LAE related to:
Current year	—	2,932
Prior years	(793)	778
Total incurred losses and LAE	(793)	3,710
Loss and LAE and salvage (paid) recovered related to:
Current year	—	—
Prior years	—	6,712
Total loss and LAE and salvage (paid) recovered	—	6,712
Net loss reserves (salvage) balance as of December 31	4,019	4,812
Plus: Salvage and subrogation recoverable, net of reinsurance	—	—
Plus: Reinsurance recoverable (1)	2,090	2,305
Balance as of December 31	$6,109	$7,117
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.

The net loss reserve for specialty insurance and reinsurance as of both December 31, 2022 and 2021 relates to RVI. In addition, the loss and LAE for specialty insurance and reinsurance is primarily related to RVI. The following tables present the ultimate loss and LAE and the paid loss and LAE, net of reinsurance for RVI.

Incurred Claims and Allocated Adjustment Expenses, Net of Reinsurance

	Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022
	(in thousands)
2020	$2,548	$3,335	$2,749
2021		2,932	2,725
2022			—
Total			$5,474

Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance

	Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022
	(in thousands)
2020	$7,933	$1,455	$1,455
2021		—	—
2022			—
Total			$1,455
Loss reserve, net of reinsurance			$4,019

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
5.    Contracts Accounted for as Credit Derivatives

Amounts presented in this note relate only to contracts accounted for as derivatives. The Company’s credit derivatives (financial guaranty contracts that meet the definition of a derivative in accordance with GAAP) are primarily CDS and also include interest rate swaps. The Company’s credit derivatives primarily consist of assumed CDS contracts from AGC.

Credit derivative transactions are governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. In certain credit derivative transactions, the ceding company also specifically agreed to pay if the obligor were to become bankrupt or if the reference obligation were restructured. Furthermore, in certain credit derivative transactions the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the ceding company may not unilaterally terminate a CDS contract; however, the ceding company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are reported in “fair value gains (losses) on credit derivatives” in the consolidated statement of operations. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company’s consolidated balance sheets. See Note 8, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding and Fair Value

    The components of the Company’s credit derivative net par outstanding by sector are presented in the table below. The estimated remaining weighted average life of credit derivatives was 12.4 years and 14.7 years as of December 31, 2022 and December 31, 2021, respectively.
Credit Derivatives

	As of December 31, 2022		As of December 31, 2021
Sector	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in thousands)
U.S. public finance	$43,878	$(1,460)	$139,970	$(680)
Non-U.S. public finance	840,566	(27,496)	830,128	(22,682)
U.S. structured finance	26,770	(699)	35,408	(5,248)
Non-U.S. structured finance	—	—	—	—
Total	$911,214	$(29,655)	$1,005,506	$(28,610)

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2022		As of December 31, 2021
Rating Category	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in thousands)
AAA	$546,844	60.0%	$696,842	69.3%
AA	21,547	2.4	50,924	5.1
A	29,331	3.2	90,609	9.0
BBB	304,937	33.5	157,770	15.7
BIG	8,555	0.9	9,361	0.9
Credit derivative net par outstanding	$911,214	100.0%	$1,005,506	100.0%

Fair Value Gains (Losses) on Credit Derivatives

	Year Ended December 31,
	2022	2021
	(in thousands)
Realized gains (losses) and other settlements	$(10)	$924
Net unrealized gains (losses)	(2,143)	(9,481)
Fair value gains (losses) on credit derivatives	$(2,153)	$(8,557)

    The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the ceding company’s own credit cost based on the price to purchase credit protection on AGC. The ceding company determines its own credit risk primarily based on quoted CDS prices traded on AGC at each balance sheet date.

CDS Spread on AGC (in basis points)

	As of December 31,
	2022	2021	2020
Five-year CDS spread	63	49	132
One-year CDS spread	26	16	36

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC Credit Spread

	As of December 31,
	2022	2021
	(in thousands)
Fair value of credit derivatives before effect of affiliated ceding company credit spread	$(39,673)	$(41,924)
Plus: Effect of affiliated ceding company's credit spread	10,018	13,314
Net fair value of credit derivatives	$(29,655)	$(28,610)

    The fair value of CDS contracts as of December 31, 2022, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wider credit spreads under current market conditions compared to those at the time of underwriting for certain underlying credits with longer tenor.

6.     Reinsurance

    The Company assumes exposure (Assumed Business) and cedes portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into, and with respect

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4, Contracts Accounted for as Insurance, are followed. For any assumed credit derivative contracts, the accounting model in Note 5, Contracts Accounted for as Credit Derivatives, is followed.

Financial Guaranty Business

    The Company assumes financial guaranty business from affiliated companies and third-party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company: (i) if the Company fails to meet certain financial and regulatory criteria; (ii) if the Company fails to maintain a specified minimum financial strength rating; or (iii) upon certain changes of control of the Company. Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business. As of December 31, 2022, if each non-affiliated and affiliated company ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amount that AG Re could be required to pay to all non-affiliated and affiliated companies would be approximately $34.0 million and $439.3 million, respectively.

    In the event that the reinsurer is unable to meet its obligations, the Company would remain liable for such defaulted amounts.

Specialty Insurance and Reinsurance: Life Insurance Transactions and RVI

The Company, through AGRO, assumes specialty business from third party insurers (Assumed Specialty Business). It also cedes and retrocedes some of its specialty business to third party reinsurers. A downgrade of AGRO’s financial strength rating by S&P Global Ratings, a division of Standard & Poor's Financial Services LLC (S&P) below “A” would require AGRO to post, as of December 31, 2022, an estimated $1.3 million of collateral in respect of certain of its Assumed Specialty Business. A further downgrade of AGRO’s S&P rating below “A-” would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below “A-”, would also require AGRO to post, as of December 31, 2022, an estimated $10.3 million of collateral in respect of a different portion of AGRO’s Assumed Specialty Business. AGRO’s ceded/retroceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded/retroceded business upon certain triggering events, such as reinsurer rating downgrades.

Effect of Reinsurance

    The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed Business and Ceded Business (both financial guaranty and specialty). See Note 11, Related Party Transactions, for balances with affiliates.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Effect of Reinsurance on Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2022	2021
	(in thousands)
Premiums Written:
Assumed	$70,879	$80,375
Ceded	(451)	(392)
Net	$70,428	$79,983

Premiums Earned:
Direct	$1,334	$1,032
Assumed	86,096	97,896
Ceded	(2,026)	(1,870)
Net	$85,404	$97,058

Loss and LAE (benefit):
Direct	$(364)	$5,170
Assumed (1)	3,152	(31,373)
Ceded	201	(2,239)
Net	$2,989	$(28,442)
____________________
(1)    See Note 3, Expected Loss to be Paid (Recovered), for additional information on the economic loss development (benefit).

Change in assumed funds held with affiliates relates primarily to the assumed portion of the affiliated ceding companies’ net realized investment gains (losses) and fair value gains (losses) on trading securities associated with salvage received in the form of investments from the 2022 Puerto Rico Resolutions.

Exposure to Non-Affiliated Reinsurers (1)

	As of December 31,
	2022	2021
	(in thousands)
Ceded premium payable, net of commissions	$114	$99
Ceded expected loss to be recovered	2,089	2,304
Ceded unearned premium reserve	7,475	9,049
Financial guaranty ceded par outstanding (2)	—	5,000
Specialty ceded exposure (see Note 2)	482,644	534,556
____________________
(1)    There was no collateral posted by third party reinsurers as of December 31, 2022 and December 31, 2021. See Note 11, Related Party Transactions, for information on affiliated reinsurers.
(2)    All ceded par was rated investment grade as of December 31, 2021.

7.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale, measured at fair value and reported on a trade basis. Unrealized gains and losses on available-for-sale fixed-maturity debt securities that are not associated with credit related factors are reported as a component of accumulated other comprehensive income (AOCI), net of deferred income taxes, in shareholder’s equity. Realized gains and losses on sales of available-for-sale fixed-maturity debt securities and credit losses are reported as a component of net income.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Short-term investments, which are investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

Cash consists of cash on hand and demand deposits.

Net investment income includes the income earned on fixed-maturity securities, short-term investments and a loan receivable from affiliate, including amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. For securities other than purchased credit deteriorated (PCD) securities, any necessary adjustments due to changes in effective yields and expected maturities are recognized in net investment income using the retrospective method. PCD securities are financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by the Company’s assessment.

Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion).

For all securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in “other assets”.

Credit Losses

For fixed-maturity securities classified as available-for-sale for which a decline in the fair value below the amortized cost is due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to net realized investment gains (losses). The estimated recoverable value is the present value of cash flows expected to be collected, as determined by management. The allowance for credit losses is limited to the difference between amortized cost and fair value. The difference between fair value and amortized cost that is not associated with credit related factors is presented as a component of AOCI.

When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each reporting period.

The allowance for credit losses and the corresponding charge to net realized investment gains (losses) may be reversed if conditions change, however, the allowance for credit losses is never reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in net realized investment gains (losses).

An allowance for credit losses is established upon initial recognition for available-for-sale PCD securities. On the date of acquisition the amortized cost of PCD securities is equal to the purchase price plus the allowance for credit losses with no credit loss expense recognized in the consolidated statements of operations. After the date of acquisition, deterioration or

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
improvement in credit will result in an increase or decrease, respectively, to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company performs a discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a change in the allowance for credit losses. Changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment to the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest when it is six-months past due or on the date it is deemed uncollectible, if earlier. All write-offs of accrued interest are recorded as a reduction to net investment income in the consolidated statements of operations. For securities the Company intends to sell the amortized cost is written down to fair value with a corresponding charge to net realized investment gains (losses) if (1) it is more-likely-than-not that the Company will be required to sell before recovery of its amortized cost, and (2) the fair value of the security is below amortized cost. No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

Investment Portfolio

As of December 31, 2022, the majority of the investment portfolio is managed by two outside managers. The Company has established investment guidelines for its investment managers regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

Accrued interest income on the investment portfolio and the loan receivable from affiliate was $10.5 million and $9.8 million as of December 31, 2022 and December 31, 2021, respectively. In 2022 and 2021, the Company did not write off any accrued investment income.

As of December 31, 2022 and December 31, 2021, the Company had $100.8 million and $28.4 million of short-term securities in its investment portfolio. Weighted average credit rating of short-term securities was AAA as of both December 31, 2022 and December 31, 2021, based on the lower of the Moody’s Investors Service, Inc. (Moody’s) and S&P classifications.

Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2022

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Credit Rating (3)
	(dollars in thousands)
Obligations of state and political subdivisions	24%	$303,610	$—	$1,204	$(24,814)	$280,000	AA-
U.S. government and agencies	2	25,278	—	955	(743)	25,490	AA+
Corporate securities (2)	48	606,244	(500)	819	(52,850)	553,713	A
Mortgage-backed securities (4):
RMBS	12	143,967	(142)	1,079	(8,428)	136,476	AA+
Commercial mortgage-backed securities (CMBS)	11	137,360	—	3	(4,673)	132,690	AAA
Asset-backed securities:
Collateralized loan obligations (CLOs)	2	25,804	—	7	(476)	25,335	AAA
Other	1	9,849	—	—	(182)	9,667	AAA
Non-U.S. government securities	—	230	—	1	(6)	225	AA-
Total available-for-sale fixed-maturity securities (5)	100%	$1,252,342	$(642)	$4,068	$(92,172)	$1,163,596	AA-

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2021

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Credit Rating (3)
	(dollars in thousands)
Obligations of state and political subdivisions	25%	$302,176	$—	$29,774	$(596)	$331,354	AA-
U.S. government and agencies	2	25,266	—	4,594	(211)	29,649	AA+
Corporate securities (2)	46	566,633	(6)	31,640	(1,405)	596,862	A
Mortgage-backed securities (4):	—
RMBS	14	167,668	—	12,131	(80)	179,719	AA+
CMBS	11	136,730	—	6,288	—	143,018	AAA
Asset-backed securities:
CLOs	2	26,609	—	69	(16)	26,662	AAA
Other	—	2,585	—	139	—	2,724	AAA
Non-U.S. government securities	—	855	—	99	—	954	AA-
Total available-for-sale fixed-maturity securities (5)	100%	$1,228,522	$(6)	$84,734	$(2,308)	$1,310,942	AA-
____________________
(1)    Based on amortized cost.
(2)    Includes securities issued by taxable universities and hospitals.
(3)    Ratings represent the lower of the Moody’s and S&P classifications except for risk management securities, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.
(4)    U.S. government-agency obligations were approximately 56% of mortgage-backed securities as of December 31, 2022 and 59% as of December 31, 2021, based on fair value.
(5)    0.2% of fixed-maturity securities are rated BIG as of both December 31, 2022 and December 31, 2021 based on fair value.

Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2022

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$173,664	$(12,085)	$29,754	$(12,729)	$203,418	$(24,814)
U.S. government and agencies	4,337	(2)	6,459	(741)	10,796	(743)
Corporate securities	394,669	(21,360)	93,508	(26,563)	488,177	(47,923)
Mortgage-backed securities:
RMBS	120,183	(7,797)	1,342	(310)	121,525	(8,107)
CMBS	132,257	(4,673)	—	—	132,257	(4,673)
Asset-backed securities:
CLOs	11,960	(219)	12,049	(257)	24,009	(476)
Other	9,667	(182)	—	—	9,667	(182)
Non-U.S. government securities	194	(6)	—	—	194	(6)
Total	$846,931	$(46,324)	$143,112	$(40,600)	$990,043	$(86,924)
Number of securities (1)		375		113		486

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2021

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$31,263	$(575)	$384	$(21)	$31,647	$(596)
U.S. government and agencies	—	—	6,988	(211)	6,988	(211)
Corporate securities	55,425	(566)	21,302	(829)	76,727	(1,395)
Mortgage-backed securities:
RMBS	1,554	(80)	—	—	1,554	(80)
Asset-backed securities:
CLOs	19,534	(16)	—	—	19,534	(16)
Total	$107,776	$(1,237)	$28,674	$(1,061)	$136,450	$(2,298)
Number of securities (1)		59		25		83
____________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2022 and December 31, 2021 were not related to credit quality, and in the case of 2022, were primarily attributable to rising interest rates. As of December 31, 2022, the Company did not intend to and was not required to sell investments in an unrealized loss position prior to expected recovery in value. As of December 31, 2022, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 154 securities had unrealized losses in excess of 10% of its carrying value, whereas as of December 31, 2021 one security had unrealized losses in excess of 10% of its carrying value. The total unrealized loss for these securities was $54.4 million as of December 31, 2022.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2022 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Available-for-Sale Fixed-Maturity Securities by Contractual Maturity
As of December 31, 2022

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$29,316	$29,224
Due after one year through five years	341,495	331,532
Due after five years through 10 years	316,365	291,608
Due after 10 years	283,839	242,066
Mortgage-backed securities:
RMBS	143,967	136,476
CMBS	137,360	132,690
Total	$1,252,342	$1,163,596

Based on fair value, investments that are held in trust for the benefit of affiliated and third party ceding insurers in accordance with contractual requirements totaled $752.6 million and $753.3 million as of December 31, 2022 and December 31, 2021, respectively.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
There were no investments that were non-income producing during the twelve months period ending December 31, 2022 and December 31, 2021.

Income from Investments

Net investment income is a function of the yield that the Company earns on available-for-sale fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Income from Investments

	Year Ended December 31,
	2022	2021
	(in thousands)
Investment income:
Interest income from fixed-maturities and short-term investments	$44,747	$45,017
Interest income from loan receivable from affiliate (see Note 11)	917	935
Investment income	45,664	45,952
Investment expenses	(1,001)	(1,062)
Net investment income	$44,663	$44,890

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2022	2021
	(in thousands)
Gross realized gains on sales of available-for-sale securities	$97	$347
Gross realized losses on sales of available-for-sale securities	(260)	(1,179)
Change in allowance for credit losses	(636)	(26)
Other net realized gains (losses)	(207)	1,812
Net realized investment gains (losses)	$(1,006)	$954

Roll Forward of Allowance for Credit Losses
for Available-for-Sale Fixed-Maturity Securities

	Year Ended December 31,
	2022	2021
	(in thousands)
Balance, beginning of period	$6	$—
Additions for securities for which credit losses were not previously recognized	642	26
Additions (reductions) for securities for which credit losses were previously recognized	(6)	—
Reductions for securities sold and other settlements	—	(20)
Balance, end of period	$642	$6

The Company recorded $0.6 million in credit loss expense for the year ended December 31, 2022. The Company did not purchase any securities with credit deterioration during the periods presented.

8.    Fair Value Measurement

Accounting Policy

    The Company carries all of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding company's creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2022, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s valuation methods produce fair values that may not be indicative of net realizable value or future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels, with Level 1 being the highest and Level 3 the lowest. An asset’s or liability’s categorization within the hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There were no transfers from or into Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market based inputs.

As of December 31, 2022, the Company used models to price 19 securities. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified as Level 1 as their value is based on quoted market prices. Securities such as discount notes are classified as Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of assumed CDS contracts, and also include assumed interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes in fair value reported in the consolidated statements of operations. Of the total credit derivative net par outstanding as of December 31, 2022, 81.6% was assumed from affiliated ceding companies. The affiliated ceding companies did not enter into CDS contracts with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions were generally terminated for an amount that approximated the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives they sell, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of the credit derivative contracts and how an affiliated ceding company's own credit spread affects the pricing of the transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, an affiliated ceding company's credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2022 were such that market prices of the Company’s CDS contracts were not available.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
    Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies. The majority of the assumed CDS is from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the measurement of the affiliated ceding companies' fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

The primary sources of information used to determine gross spread include:

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).
•Transactions priced or closed during a specific quarter within a specific asset class and specific rating.
•Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company’s CDS contracts.
•Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

    The rates used to discount future expected premium cash flows ranged from 2.78% to 5.08% at December 31, 2022 and 0.11% to 1.78% at December 31, 2021.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its transactions. For assumed exposures from AGC, AGC’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC. Due to the relatively low volume and characteristics of CDS contracts remaining in AG Re’s portfolio assumed from AGM, changes in AGM’s credit spreads do not significantly affect the fair value of these CDS contracts. AGC obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the affiliated ceding companies retain and, hence, the transactions' fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the affiliated ceding company retains on a transaction generally decreases.

In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. As of December 31, 2022 and December 31, 2021, the use of the minimum premium did not have a significant effect on fair value. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC’s credit spreads. In general when such credit spreads narrow, the cost to hedge AGC’s name declines and more transactions price above previously established floor levels. Meanwhile, when AGC’s credit spreads widen, the cost to hedge AGC’s name increases causing more transactions to price at established floor levels. The affiliated ceding companies corroborate the assumptions in their fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. When AGC’s credit spreads widen, the hedging cost of a bank or originator increases. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are lower than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of their CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of such contract and discounting such amounts using the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•    The model takes into account the transaction structure and the key drivers of market value.
•    The model maximizes the use of market-driven inputs whenever they are available.
•    The model is a consistent approach to valuing positions.

The primary weaknesses of the CDS modeling techniques are:

•    There is no exit market or any actual exit transactions; therefore, the exit market is a hypothetical one based on the entry market.
•    There is a very limited market in which to validate the reasonableness of the fair values developed by the model.
•    The markets for the inputs to the model are highly illiquid, which impacts their reliability.
•    Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2022

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Investments:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$280,000	$—	$280,000
U.S. government and agencies	—	25,490	—	25,490
Corporate securities	—	553,713	—	553,713
Mortgage-backed securities:
RMBS	—	133,462	3,014	136,476
CMBS	—	132,690	—	132,690
Asset-backed securities	—	9,667	25,335	35,002
Non-U.S. government securities	—	225	—	225
Total fixed-maturity securities, available-for-sale	—	1,135,247	28,349	1,163,596
Short-term investments	100,804	—	—	100,804
Credit derivative assets (1)	—	—	125	125
Total assets carried at fair value	$100,804	$1,135,247	$28,474	$1,264,525
Liabilities:
Credit derivative liabilities (2)	$—	$—	$29,780	$29,780
Total liabilities carried at fair value	$—	$—	$29,780	$29,780

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2021

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Investments, available-for-sale:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$331,354	$—	$331,354
U.S. government and agencies	—	29,649	—	29,649
Corporate securities	—	596,862	—	596,862
Mortgage-backed securities:
RMBS	—	175,974	3,745	179,719
CMBS	—	143,018	—	143,018
Asset-backed securities	—	2,724	26,662	29,386
Non-U.S. government securities	—	954	—	954
Total fixed-maturity securities, available-for-sale	—	1,280,535	30,407	1,310,942
Short-term investments	28,371	—	—	28,371
Credit derivative assets (1)	—	—	368	368
Total assets carried at fair value	$28,371	$1,280,535	$30,775	$1,339,681
Liabilities:
Credit derivative liabilities (2)	$—	$—	$28,978	$28,978
Total liabilities carried at fair value	$—	$—	$28,978	$28,978
____________________
(1)    Reported in “other assets”.
(2)    Reported in “other liabilities”.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2022 and 2021.

Roll Forward of Level 3 Assets and Liabilities
at Fair Value on a Recurring Basis
Year Ended December 31, 2022

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Asset (Liability), net (2)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2021	$3,745		$26,662		$(28,610)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	58	(1)	16	(1)	(2,153)	(3)
Other comprehensive income (loss)	(601)		(522)		—
Issuances	—		—		(249)
Settlements	(188)		(821)		1,357
Fair value as of December 31, 2022	$3,014		$25,335		$(29,655)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2022 included in:
Earnings					$(2,094)	(3)
Other comprehensive income (OCI)	$(599)		$(517)

Roll Forward of Level 3 Assets and Liabilities
at Fair Value on a Recurring Basis
Year Ended December 31, 2021

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Asset (Liability), net (2)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2020	$4,119		$41,287		$(18,313)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	191	(1)	100	(1)	(8,557)	(3)
Other comprehensive income (loss)	56		(49)		—
Purchases	—		31,530		—
Sales			(22,830)		—
Settlements	(621)		(23,376)		(1,740)
Fair value as of December 31, 2021	$3,745		$26,662		$(28,610)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2021 included in:
Earnings					$(11,755)	(3)
OCI	$18		$16
 ____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income”.
(2)    Represents the net position of credit derivatives. Credit derivative assets (reported in “other assets”) and credit derivative liabilities (reported in “other liabilities”) are shown gross in the consolidated balance sheets based on net exposure by transaction.
(3)    Reported in “fair value gains (losses) on credit derivatives”.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2022

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Investments:
Fixed-maturity securities, available-for-sale:
RMBS	$3,014	CPR	7.0%	-	10.6%	7.0%
		CDR	1.6%	-	3.2%	1.6%
		Loss severity	100.0%
		Yield	9.4%	-	9.9%	9.9%

Asset-backed securities (CLOs)	25,335	Discount margin	1.9%	-	2.1%	1.9%

Credit derivative (liabilities), net	(29,655)	Hedge cost (in basis points (bps))	11.5%	-	25.2%	15.8%
		Bank profit (in bps)	51.0	-	270.5	83.0
		Internal credit rating	AAA	-	CCC	AA
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2021

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Investments:
Fixed-maturity securities, available-for-sale:
RMBS	$3,745	CPR	2.0%	-	6.1%	6.1%
		CDR	1.4%	-	3.2%	1.4%
		Loss severity	100.0%
		Yield	4.5%	-	4.7%	4.7%

Asset-backed securities (CLOs)	26,662	Discount margin	0.0%	-	1.1%	1.0%

Credit derivative (liabilities), net	(28,610)	Year 1 loss estimates	0.0%	-	85.8%	0.1%
		Hedge cost (in bps)	8.0	-	37.1	12.6
		Bank profit (in bps)	0.0	-	187.8	45.0
		Internal floor (in bps)	8.8
		Internal credit rating	AAA	-	CCC	AA+
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Affiliate

    The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

    The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2022		As of December 31, 2021
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$20,000	$19,814	$20,000	$20,583
Other assets (1)	10,523	10,523	9,827	9,827
Financial guaranty insurance contracts (2)	(714,124)	(575,947)	(694,722)	(870,855)
Other liabilities	(307)	(591)	—	—
____________________
(1)    Consist of accrued interest. Carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.    Income Taxes

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Deferred and current tax assets and liabilities are reported in “other assets” or “other liabilities” on the consolidated balance sheets.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2022	2021
	(in thousands)
Net deferred tax assets (liabilities)	$5,811	$(6,470)
Net current tax assets (liabilities)	(144)	81

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2022	2021
	(in thousands)
Deferred tax assets:
Net unrealized investment losses	$6,732	$—
Loss and LAE reserve	638	—
Unearned premium reserves, net	—	572
Other	25	37
Total deferred tax assets	7,395	609

Deferred tax liabilities:
Net unrealized investment gains	—	4,980
Deferred acquisition costs	312	1,102
Investments	972	627
Loss and LAE reserve	—	341
Unearned premium reserves, net	51	—
Other	249	29
Total deferred tax liabilities	1,584	7,079
Net deferred tax assets (liabilities)	$5,811	$(6,470)

Changes in market conditions during 2022, including rising interest rates, resulted in the recording of deferred tax assets related to net unrealized tax capital losses. When assessing recoverability of these deferred tax assets, the Company considers the ability and intent to hold the underlying securities to recovery in value, if necessary. As of December 31, 2022, the Company concluded that the deferred tax assets related to the unrealized tax capital losses on the available-for-sale securities portfolios are, more likely than not, expected to be realized.

Provision for Income Taxes

    The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 21% in 2022 and 2021.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2022	2021
	(dollars in thousands)
Expected tax provision (benefit)	$2,349	$1,500
Tax-exempt interest	(452)	(413)
State taxes	282	—
Return to provision adjustment	(128)	90
Other	300	(9)
Total provision (benefit) for income taxes	$2,351	$1,168
Effective tax rate	4.3%	1.0%

The expected tax provision (benefit) is calculated as the sum of pre-tax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pre-tax loss in one jurisdiction and pre-tax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pre-tax income and revenue by jurisdiction.
Pre-tax Income (Loss) by Tax Jurisdiction (1)

	Year Ended December 31,
	2022	2021
	(in thousands)
U.S.	$11,185	$7,144
Bermuda	42,951	115,315
Total	$54,136	$122,459

Revenue by Tax Jurisdiction (1)

	Year Ended December 31,
	2022	2021
	(in thousands)
U.S.	$17,152	$17,303
Bermuda	82,539	122,851
Total	$99,691	$140,154
_____________________
(1)    In the above tables, pre-tax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pre-tax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

    As of December 31, 2022, AGOUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2019 forward and is not currently under audit with the U.S. IRS.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
10.     Insurance Company Regulatory Requirements

    The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AG Re and AGRO.

Insurance Regulatory Amounts Reported

	Policyholders’ Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
AG Re	$837,425	$944,467	$51,785	$121,291
AGRO	390,214	424,801	9,458	5,946

Basis of Regulatory Financial Reporting

    The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AG Re's and AGRO's statutory statements, that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

    For AG Re, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more as set out in its previous year’s financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer’s statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year’s financial statements, which is $209.4 million, without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2023 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128.7 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $209.4 million as of December 31, 2022. Such dividend capacity is further limited by (i) the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $138.0 million as of December 31, 2022, and (ii) the amount of statutory surplus, which as of December 31, 2022 was a deficit of $20.6 million.

    For AGRO, annual dividends cannot exceed $97.6 million, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2023 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $20.5 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $97.6 million as of December 31, 2022. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $373.7 million as of December 31, 2022, and (ii) the amount of statutory surplus, which as of December 31, 2022 was $253.2 million.

Dividends Paid

	Year Ended December 31,
	2022	2021
	(in thousands)
Dividends paid by AG Re to AGL (1)	$—	$150,000
_____________________
(1)    The 2021 amounts included fixed-maturity securities with a fair value of $46.1 million.

Under the Insurance Act 1978, AG Re and AGRO must each ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A and Class 3B insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

Each of AG Re and AGRO is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

11.    Related Party Transactions

Expense Sharing Agreements

The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. The Company is a party to service agreements with AG Services pursuant to which AG Services makes available to the Company certain services, including actuarial, surveillance, marketing, claims handling, legal, information technologies, human resources, accounting, tax, financial reporting and investment planning services. Expenses under these agreements are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreements also provide for quarterly settlements and an express right of offset with regard to amounts owing between parties under the particular agreement and other agreements between such parties. Employees of AG Services that are performing administrative services for the Company are not empowered to make underwriting or other decisions on behalf of the Company or to bind the Company in any way.

AG Re allocates a portion of the rent to its parent company, AGL.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2022	2021
	(in thousands)
Affiliated companies:
AG Services	$9,338	$9,814
AGL	1,489	1,141
Total	$10,827	$10,955

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the amounts due to (from) affiliated companies.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2022	2021
	(in thousands)
Affiliated companies
AG Services	$6,234	$6,560
AGL	1,818	1,155
AGM	185	239
AGC	49	(19)
Assured Investment Management LLC	3	4
Total	$8,289	$7,939

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.0 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., Municipal Assurance Corp., an affiliate which was merged with AGM on April 1, 2021. Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. During 2021, AGUS repaid $10.0 million in outstanding principal on that loan as well as accrued and unpaid interest. During 2022, AGUS paid only interest and did not repay any principal. In 2018 the parties agreed to extend the maturity date of the loan to November 2023. As of December 31, 2022, $20.0 million remained outstanding. The Company recognized $0.9 million of interest income in both 2022 and 2021.

Reinsurance Agreements

The Company assumes a proportionate share of new business from AGM and AGC under a whole account quota share reinsurance agreement effective October 1, 2010 and January 1, 2007, amended as of October 1, 2010, respectively. The proportionate share cessions to AG Re range from 15% to 40%. The Company also assumes under other reinsurance agreements business written by affiliated entities prior to the effective dates of aforementioned whole account quota share reinsurance agreements. See below for material related party reinsurance balances.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2022		2021
	AGC	AGM (1)	AGC	AGM (1)
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$102,618	$122,916	$107,185	$127,890
DAC	53,509	178,421	55,087	175,666
Salvage and subrogation recoverable	8,685	19,987	25,793	62,798
Assumed funds held from affiliates	45,384	19,968	45,202	47,718
Receivable from ceding companies	22,934	41,676	1,555	578
Liabilities:
Unearned premium reserve	185,670	566,923	191,336	564,608
Loss and LAE reserve	158,570	22,759	150,239	49,518
Other liabilities
Reinsurance balances payable, net	3,428	33,916	926	1,197
Net credit derivative liabilities	28,770	708	28,298	189
Profit commissions payable	—	797	—	560
Other information:
Assumed par outstanding	8,261,932	45,691,588	8,637,990	48,255,007
_____________________
(1)    AGM includes AGM and its consolidated subsidiaries.

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2022		2021
	AGC	AGM (1)	AGC	AGM (1)
	(in thousands)
Revenues:
Net earned premiums	$19,372	$57,652	$19,501	$71,595
Fair value gains (losses) on credit derivatives	(1,859)	(488)	(9,049)	483
Foreign exchange gains (losses) on remeasurement (2)	(2,539)	(10,377)	(217)	(3,612)
Change in assumed funds held with affiliates	(4,045)	(13,279)	1,322	4,425
Other income (loss) (3)	407	3,506	398	3,311
Expenses:
Loss and LAE	1,583	13,554	(16,132)	(21,159)
Amortization of DAC	5,580	18,091	5,670	21,560
Profit commissions (4)	—	797	—	560
_____________________
(1)    AGM includes AGM and its consolidated subsidiaries
(2)    Relates to foreign exchanges gains (losses) on remeasurement of premiums receivable.
(3)    Consists of certain loss mitigation recoveries and commutation gains (losses).
(4)    Reported in other operating expenses.

Guaranty

    AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the Guaranteed Obligations). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL. The investment management expenses from transactions with these related parties for the years ended December 31, 2022 and 2021 were approximately $0.6 million and $0.8 million, respectively.

12.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations or liquidity in a particular quarter or year.

    In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the affiliated ceding companies are involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend their rights with respect to the obligations they insure of Puerto Rico and various of their related authorities and public corporations. See “Exposure to Puerto Rico” section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies, and hence the Company on the relevant assumed exposures, receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company's affiliated ceding companies also receive subpoenas and interrogatories from regulators from time to time.

The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

    On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS, and the Company assumes 15% of AGC’s exposure. LBIE’s complaint, which was filed in the Supreme Court of the State of New York (the Court), asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP’s termination in December 2008 of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP’s termination in July 2008 of 28 other credit derivative transactions between LBIE and AGFP and AGFP’s calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP has calculated that LBIE owes AGFP approximately

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
$4 million for the claims which were dismissed (as described below) and approximately $21 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE’s complaint, and on March 15, 2013, the Court granted AGFP’s motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE’s claim with respect to the 28 other credit derivative transactions. LBIE’s administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE’s valuation expert has calculated LBIE’s claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP’s credit risk. In addition, LBIE seeks prejudgment interest from the time of termination onwards. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP’s counterclaims, and on July 2, 2018, the Court granted in part and denied in part AGFP’s motion. The Court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the Court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department (the Appellate Division), seeking reversal of the portions of the lower court’s ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Court’s decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. A bench trial was held before Justice Melissa A. Crane of the New York Supreme Court from October 18 through November 19, 2021. On March 8, 2023, Justice Crane found in favor of AGFP, and on April 12, 2023, AGFP requested entry of judgment in its favor, and a May 9, 2023 hearing has been scheduled on that request. The Company is evaluating the impact of the ruling on its financial statements, as well as the issues associated with a potential appeal by LBIE.

13.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2022

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2021	$77,456	$(10)	$77,446
Other comprehensive income (loss) before reclassifications	(154,797)	(4,876)	(159,673)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(371)	(635)	(1,006)
Tax (provision) benefit	33	118	151
Total amount reclassified from AOCI, net of tax	(338)	(517)	(855)
Other comprehensive income (loss)	(154,459)	(4,359)	(158,818)
Balance, December 31, 2022	$(77,003)	$(4,369)	$(81,372)

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2021

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2020	$130,850	$—	$130,850
Other comprehensive income (loss) before reclassifications	(52,318)	(266)	(52,584)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	1,210	(256)	954
Tax (provision) benefit	(134)	—	(134)
Total amount reclassified from AOCI, net of tax	1,076	(256)	820
Other comprehensive income (loss)	(53,394)	(10)	(53,404)
Balance, December 31, 2021	$77,456	$(10)	$77,446

14.    Subsequent Events

    Subsequent events have been considered and disclosed if material through April 19, 2023, the date on which these financial statements were issued.